                                                    [AFFINITY TECHNOLOGIES LOGO]

INTRODUCTION

    Affinity Technology Group, Inc., provides outsourced loan processing services that enable financial institutions to link their branches, call centers, Internet customers, indirect agents, and other units electronically to their credit departments, providing fully automated lending - and, if necessary, connectivity to a loan officer - through every channel. Affinity's services include:

                  rtDS - Internet loan decision service

                  e-xpertLender - enterprise-wide loan processing service

                  iDEAL - loan processing for indirect auto lending

                  Point-of-sale Mortgage System - loan processing for mortgage lending

         For financial institutions, Affinity's services expedite loan decisions and processing, increase the productivity and capacity of branch personnel, call~center agents, loan officers, and indirect agents, and improve the customer experience.


     Letter to Stockholders ..................................................       2
     e-xpertLender ...........................................................       4
     iDEAL ...................................................................       5
     rtDS ....................................................................       6
     Point-of-sale Mortgage System ...........................................       7
     Outsourced Loan Processing ..............................................       8
     Selected Financial Data .................................................       9
     Management's Discussion & Analysis of Financial Condition and Results of
        Operations ...........................................................      10
     Consolidated Financial Statements .......................................      17
     Notes to Consolidated Financial Statements ..............................      21
     Corporate and Stockholder Information ...................................      32

[AFFINITY TECHNOLOGIES LOGO]


LETTER TO OUR STOCKHOLDERS

         In 1999 we encountered several significant setbacks, but made solid progress in a number of key areas. As we entered 1999, our business plan focused on the deployment of our indirect automobile loan processing system, iDEAL, with the Citibank Auto Finance unit of Citigroup. Unfortunately, the planned deployment was delayed and in mid-1999, Citibank elected to exit the indirect automobile lending business and sold the business to The Dime Savings Bank of New York. Currently, we have not been successful in deploying iDEAL as we had expected.

         Our inability to deploy iDEAL as anticipated put a significant strain on our resources, especially our financial resources. In January 2000, we decisively addressed this issue by reducing our workforce by 47%. This was an unfortunate, but necessary, step to preserve our remaining financial resources to exploit opportunities in 2000.

         Even though we were unable to execute our 1999 business plan as expected, we made significant progress in a number of areas. First and foremost, we deployed iDEAL at Peoples Bank of California. As expected, Peoples has been able to improve response times and increase productivity using our fully-automated iDEAL service.

         Additionally, during 1999 our technology development professionals continued to enhance and refine our browser-based core products to accommodate lending over the Internet. As we move into 2000, we believe that our technology and flexible systems architecture provide us with a competitive advantage in meeting the unique requirements of new and exciting business models being rapidly developed by entrepreneurs and financial institutions focused on exploiting Internet-based marketing and product delivery opportunities.

         In the latter part of 1999, we began to aggressively market our point-of-sale mortgage loan origination system through our wholly-owned subsidiary, Surety Mortgage, Inc. The first market segment on which we focused was real estate brokerage offices. We have deployed a number of units in real estate offices under the brand name of "SAM", which stands for "Simplified Automated Mortgage" system. Deployment opportunities and test results have been very exciting. When coupled with Surety's uniquely designed back office operations, SAM has consistently provided mortgage loan applicants with a loan decision in less than one hour followed up by an immediate loan commitment letter. This performance level far exceeds traditional mortgage lenders' performance levels and the performance levels of most lenders offering mortgage loans over the Internet. Our goal is to continue to pursue deployment opportunities for this product and Surety has recently initiated a marketing campaign directed at community banks and credit unions.

         As we move into the future, our goal is to maximize the value of the assets we have created and accumulated. One of our key assets is our impressive patent portfolio. In early 1999, we were granted our first patent covering automated loan processing. Since that time the U.S. Patent and Trademark Office ("PTO") has granted us a second patent related to


2



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                                                    [AFFINITY TECHNOLOGIES LOGO]

automated loan processing and has issued us a Notice of Allowance on another patent application covering the automated processing of a financial account, including credit accounts. To maximize the value of our patent portfolio we engaged Sage Capital to design and develop a patent licensing program for Affinity. We were successful in signing one significant patent license agreement in 1999; however, our efforts have been slowed somewhat by a challenge to our first loan processing patent which has led to a reexamination by the PTO. The PTO has issued a preliminary Office Action rejecting the claims of our first automated loan processing patent. We intend to vigorously defend our claims, but the timing of our ability to ultimately resolve this matter is uncertain.

         We will continue to follow a strategy of taking the actions to enhance and expand the scope of our patents. This strategy will be executed not only for our intellectual property rights over the automated processing of loans and financial accounts, but also for our existing patent covering the automated processing of insurance policies at a remote point-of-sale device.

         Even though we will continue to pursue patent licensing opportunities with third parties, we also intend to use our intellectual property rights to provide a competitive advantage to sell and deploy our products and services. The state-of-the art technologies we have developed over the past several years is certainly one of our most valuable assets. Our challenge will be to align ourselves with strategic partners and other third parties who understand the unique ability of our products and services to accommodate new and evolving business models, especially Internet-based business models. The recently announced agreement with Auto Credit Acceptance, LTD, is a substantive first step in this direction.

         Finally, in 2000 and beyond we will endeavor to leverage the value of our greatest asset, our people. I am truly grateful to our employees for their deep commitment and dedication to making Affinity a success. It is truly amazing to observe their creativity and problem solving capabilities. Even though 1999 was a challenging and often frustrating period, our people continued to press forward and do the things necessary to create positive momentum for Affinity. I'm sure that our shareholders will join me in offering our heartfelt thanks to our dedicated employees.

                                Sincerely yours,


                                /s/ Joseph A. Boyle
                                ---------------------
                                Joseph A. Boyle
                                President and Chief
                                Executive Officer


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[AFFINITY TECHNOLOGIES LOGO]


E-XPERTLENDER

CONSISTENT, EFFICIENT, AND FLEXIBLE PRODUCT DELIVERY THROUGH MULTIPLE CHANNELS

         Consumers expect consistent, efficient, and flexible service from financial institutions, and Affinity's technologies help financial institutions meet these expectations. For example, e-xpertLender enables a financial institution to electronically originate, process, track, and close loans consistently and efficiently through the consumer's choice of channels.

         Affinity provides decision services, both fully automated decisions and referrals to credit analysts for personal evaluation, based on the lender's own credit policies. With e-xpertLender, Affinity's customers can accept applications through branches, call centers, and indirect agents depending on where the consumer chooses to apply. The service handles personal loans, lines of credit, credit cards, automobile loans, and demand deposit accounts. In 1999, Affinity completed the development of its home equity loan and line products and has added these to its suite of available products.

         Customer-side functions in e-xpertLender, such as credit analysis and application entry, are implemented using standard browser applications and hardware. A lender's processing personnel can electronically track the status of applications through the full origination process. When a loan is ready for fulfillment, e-xpertLender supports closing at a branch, through the mail or through an indirect agent. The cost and effort required to introduce the service are much less than for conventional systems that a lender must license, customize, install, and operate.

                                    [PHOTO]


                       LENDING EXECUTIVES NEED THE SPEED,
                         EFFICIENCY & CONTROL PROVIDED
                            BY E-XPERTLENDER & IDEAL


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                                                    [AFFINITY TECHNOLOGIES LOGO]

iDEAL


IMPROVING SERVICE FOR INDIRECT AUTOMOBILE LENDERS

         Lenders who deliver automobile loans to customers through automobile dealerships compete for business through service and performance. Profitability is based on delivering a rapid and accurate response that considers the individual merits of each application. In addition, competition increasingly requires the lender to balance low costs with the need to provide services outside of normal banking hours such as evenings and weekends when most consumers shop for automobiles.

         Affinity has expanded its e-xpertLender service to enable "indirect" automobile lenders to meet these important and sometimes conflicting needs through the use of automation. Affinity's Indirect Electronic Automobile Lending service (iDEAL) applies the lender's own credit policy, including credit scores and rules, to determine which applications can be approved or declined automatically and which require personal attention from a lending officer. Since iDEAL is fully automated, it is available around the clock, including evenings and weekends, providing automated decisions during non-traditional banking hours when automobile dealerships do most of their business.

         iDEAL automatically accesses credit reports and auto valuations, calculates credit scores and financial ratios, and if a personal decision is necessary, displays all of the information for a lending officer to review. Once a decision is reached (whether automated or assisted by personnel), iDEAL automatically generates the required notifications and sets up the dealer's reserve and payment. When the contract of sale is received from the dealer, the system funds the loan and transfers the information to the lender's booking and servicing system.

         Like other Affinity services, iDEAL is easy for lenders to install and requires only standard Windows-based browsers on the lender's desktops.


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[AFFINITY TECHNOLOGIES LOGO]

rtDS

THE SUCCESSFUL DELIVERY OF CREDIT PRODUCTS OVER THE INTERNET REQUIRES A FULLY-AUTOMATED DECISION AND HIGH APPROVAL RATES, ESPECIALLY WHEN THE DELIVERY OF CREDIT IS RELATED TO THE PURCHASE OF A HIGH-VALUE PRODUCT SUCH AS AN AUTOMOBILE.

         The Internet is emerging and will continue to emerge as an exciting new marketplace for the marketing and distribution of financial products, particularly loans. New entrepreneurial business models are rapidly being developed by new market entrants and financial institutions who wish to exploit the Internet as a distribution channel for their products and services, especially in the area of automobile loans. Thus far, distribution of credit products over the Internet has been hindered by the inability of market participants to deliver fully-automated loan approvals and processing. Moreover, the delivery of loan products over the Internet has also been further hindered by very low loan approval rates. Our goal is to develop and deploy our technology to fully satisfy these unique demands of consumers and distributors of products and services over the Internet.

                                    [PHOTO]


         In 1999, Affinity developed its real-time decisioning service, rtDS, to accommodate the specific demands associated with Internet lending. rtDS can deliver a fully automated loan decision to a loan applicant in a matter of seconds. We are expanding rtDS to take advantage of our ability to evaluate an Internet loan applicant's credit profile against multiple lenders' underwriting criteria and match the applicant to the lender best suited to the credit needs of the applicant. This expansion of rtDS is expected to greatly improve loan approval rates, which is necessary to implement a successful Internet business model.

         As with other processing services offered by Affinity, rtDS is offered to lending institutions as an outsourced processing service. Through Affinity's existing proprietary technology, rtDS accesses the applicant's credit report, calculates the credit score, calculates financial ratios, applies the lender's underwriting criteria, and returns a decision to the lender's web server for immediate communication to the applicant. rtDS in conjunction with e-xpertLender or iDEAL can also refer selected applications to lender personnel for platform-assisted decisioning and even arrange for closing through a variety of channels.

         Affinity's rtDS also has the ability to offer multi-lender services. The rtDS multi-lender capability will benefit both consumers and lending institutions by appropriately matching a borrower's particular attributes with a lender's credit policies to determine the various lending alternatives available to the consumer. The consumer benefits from the quick discovery of available lending sources, and the lender benefits by achieving a higher loan approval ratio.


6


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                                                    [AFFINITY TECHNOLOGIES LOGO]

POINT-OF-SALE MORTGAGE ORIGINATION SYSTEM

TAKING OUR TECHNOLOGY TO CONSUMERS

         We believe that point-of-sale loan origination systems are very well suited to the distribution of certain loan products, especially mortgage loans. Our extensive experience with point-of-sale technologies, such

                                    [PHOTO]

as our original Automated Loan Machine, has provided us with valuable insights on how to successfully deploy and operate point-of-sale systems. The key to a successful point-of-sale system is to have a supporting back office system. On average, we have been able to deliver a mortgage loan decision in less than one hour.

         During 1999, we continued to develop and deploy our point-of-sale mortgage loan origination system through Surety Mortgage, Inc., a wholly-owned subsidiary of Affinity. We are deploying this point-of-sale technology in realtors' and developers' offices under the brand name of "SAM", which is short for "Simplified Automated Mortgage" system. Additionally, we are pursuing additional deployment opportunities in community bank and credit union branches.

         We continue to believe that point-of-sale technology represents a superior distribution channel for mortgage loans. SAM can easily be deployed where consumers are likely to want to apply for a mortgage loan such as in real estate offices and at their bank's branches. Through its SAM network, Surety has proven it can provide consumers with a high level of convenience, service, and cost savings.

         SAM can be deployed in a desk or kiosk form. The desk form of SAM is designed to appear as a quality wooden desk with a finish of red mahogany, while the kiosk form is similar in appearance to an automated teller machine. SAM provides consumers with estimates of loan amounts for which they qualify and calculates the payment for a particular loan amount on an anonymous and cost-free basis. Consumers shopping for a new home who ask the common questions "Can I afford it?" and "What will the payments be?" can obtain the answers in a confidential setting and without further obligation.


         Using simple and easy-to-follow touch screen sequences, consumers can complete a standard mortgage loan application using SAM. Because SAM automates tedious tasks such as the entry of existing debts, consumers can prepare and sign their loan applications in a matter of minutes. By the time they are finished, SAM has obtained the necessary credit reports and transmitted the credit reports and loan application to Surety, where processing can begin immediately. Compared with the traditional method of obtaining a mortgage through a loan officer, SAM can save hundreds of dollars in origination costs and significantly reduce the time required, both of which benefit the consumer.

                                    [PHOTO]


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[AFFINITY TECHNOLOGIES LOGO]

OUTSOURCED LOAN PROCESSING SERVICES

AS AN APPLICATION SERVICE PROVIDER ("ASP"), AFFINITY MAINTAINS FLEXIBLE, SCALABLE AND RELIABLE LOAN PROCESSING CAPABILITIES.

         Integral to our product delivery strategy is our ability to operate rtDS, e-xpertLender and iDEAL as an ASP. We have built a state-of-the art Operations Center to deliver consistent and efficient service to our customers.

         Our Operations Center is at the core of our product delivery capabilities. The Center is in operation 24 hours a day, 7 days a week. Our Operations Center closely monitors the central servers that coordinate the flow of data between the point of origination, third-party information sources, and points of evaluation and fulfillment. The central servers also implement customer-specific logic that applies our customers' credit policy to each application.

         The use of client-server technology permits us to scale-up our operations quickly and in a cost effective manner, as new systems and customers come on line and as transaction volumes increase. We process transactions through secure communication links that connect our central servers to each of our customers.

         Our operating capabilities are supplemented by a specialist who advises customers on the implementation of their specific credit policy in a fully automated processing environment and technical support staff who configure and set up systems according to specific customer requirements. We also maintain a help desk service which is available during our customers' business hours to provide timely assistance and support.

         Finally, to ensure reliable and uninterrupted services to our customers, our operating systems are distributable and supported by fully functional remote disaster recovery facilities.

                                    [PHOTO]


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                                                    [AFFINITY TECHNOLOGIES LOGO]


                             SELECTED FINANCIAL DATA

         The following table presents selected financial data of the Company for the periods indicated. The following financial data should be read in conjunction with the information set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's Consolidated Financial Statements and Notes thereto and other information included elsewhere in this report.

                                                                                 Years ended
                                                                                 December 31,
                                                    1999            1998             1997             1996            1995
                                               ------------     ------------     ------------     ------------     ------------
STATEMENTS OF OPERATIONS DATA:
Revenues                                       $  2,874,901     $  2,656,259     $  4,146,899     $  5,081,818     $  1,524,911
Costs and expenses:
Cost of revenues                                  2,262,468        1,644,653        2,125,646        3,088,321        1,101,330
Research and development                          1,870,509        2,559,600        3,526,257        2,905,232          368,452
Selling, general and
   administrative expenses                       11,208,310       14,358,335       15,892,560       10,819,381        2,305,653
                                               ------------     ------------     ------------     ------------     ------------
Total costs and expenses                         15,341,287       18,562,588       21,544,463       16,812,934        3,775,435
                                               ------------     ------------     ------------     ------------     ------------
     Operating loss                             (12,466,386)     (15,906,329)     (17,397,564)     (11,731,116)      (2,250,524)
     Interest income                                375,514        1,044,251        2,033,571        2,099,004           48,476
     Interest expense                                (3,764)         (10,923)         (35,359)         (60,083)        (105,981)
                                               ------------     ------------     ------------     ------------     ------------
     Net loss                                  $(12,094,636)    $(14,873,001)    $(15,399,352)    $ (9,692,195)    $ (2,308,029)
                                               ============     ============     ============     ============     ============
     Net loss per share - basic and diluted    $      (0.41)    $      (0.50)    $      (0.54)    $      (0.40)    $      (0.15)
                                               ============     ============     ============     ============     ============
     Shares used in computing
       net loss per share                        29,738,459       29,755,034       28,477,880       24,136,480       15,044,286
                                               ============     ============     ============     ============     ============

                                                                                 December 31,
                                                    1999             1998            1997             1996             1995
                                               ------------     ------------     ------------     ------------     ------------
     BALANCE SHEET DATA:
     Cash and cash equivalents                 $  2,116,016     $  2,026,932     $  4,470,185     $ 31,563,950     $  1,235,983
     Short-term investments                       1,474,949        8,068,310       19,135,415       10,583,997               --
     Working capital (deficit)                    4,637,238       13,543,782       28,599,560       43,672,679       (1,134,465)
     Net investment in sales-type
       leases, less current portion                 249,830          574,347        1,328,741        2,386,010          860,295
     Total assets                                13,129,528       24,196,875       42,209,570       56,098,857        4,591,168
     Notes payable, less current portion                 --               --               --               --          222,399
     Capital lease obligations to related
       party, less current portion                       --               --               --           66,245          148,119
     Capital stock of subsidiary held
       by minority investor                              --               --               --          200,000          137,500
     Stockholders' equity                        10,670,980       22,556,201       39,230,570       52,134,639          617,412

As of March 16, 2000, there were 289 stockholders of record of the Common Stock.

                               SALES PRICE PER SHARE
                               ---------------------
                               HIGH            LOW
                               ----            ----
     1998:
     First Quarter             3.03            2.25
     Second Quarter            2.25            0.69
     Third Quarter             1.09            0.50
     Fourth Quarter            0.97            0.22

     1999:
     First Quarter             2.50            0.63
     Second Quarter            3.81            1.19
     Third Quarter             1.78            0.69
     Fourth Quarter            1.31            0.41


         The Company has never paid dividends on its capital stock. The Company intends to retain earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future. On two separate occasions, the Company has been notified by the Nasdaq Stock Market, Inc. ("Nasdaq") that the Company was not in compliance with Nasdaq's listing standards that require the Company's stock to maintain a minimum bid price of $1.00 or more. On March 22, 2000, the Company was notified of a decision by Nasdaq to transfer the Company from the Nasdaq National Market to the Nasdaq SmallCap Market. The Company's continued listing on the Nasdaq SmallCap Market is contingent upon successful completion of an application and review process. SmallCap issuers must maintain a $1.00 minimum bid price and have net tangible assets of $2 million, a $35 million market capitalization or $500,000 in net income, among other requirements. There can be no assurances that the Company's Common Stock will not be delisted from the Nasdaq SmallCap Market or that the Company will be able to maintain compliance with Nasdaq listing standards in the future.


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[AFFINITY TECHNOLOGIES LOGO]



               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         The Company was formed in 1994 to develop and market technologies that enable financial institutions and other businesses to provide consumer financial services electronically with reduced or no human intervention. From the period of inception (January 12, 1994) through December 31, 1994, the Company was a development stage company, and its activities principally related to developing its DeciSys/RT technology (formerly known as the "DSS System") and the Affinity ALM, raising capital and recruiting personnel.

         Until early 1997 the Company's primary products and services consisted of the ALM, which captures origination information for unsecured consumer loan applications and then routes this information to the Company's proprietary DeciSys/RT for an automated decision, and a call center decisioning system that provided financial institutions with the ability to originate unsecured consumer loans with reduced or no human intervention. During 1997, the Company developed e-xpertLender, which connects all of a financial institution's delivery channels, its automated decisioning system, and its risk management group and gives the consumer a choice of closing methods that include branches, ALMs, mail, and third party closing agents. During 1998, the Company began developing a system to process automobile loans pursuant to a development contract with Citibank. In 1999 Citibank sold its indirect automobile loan business to Dime Savings Bank. In 1998 and 1999, the Company also renewed its efforts to design additional products available through point-of-sale devices similar to the ALM. The primary product developed during this time period is the Mortgage ALM, which captures information necessary to originate a mortgage loan. During 1999, the Company completed the development of its general release version of an automobile loan processing system, which is being offered under the brand name of iDEAL.

         During 1999, the Company committed significant development and other internal resources to enhancing its e-xpertLender product, fulfilling its obligations under its Dime contracts and completing iDEAL for general release. As a result, the Company was unable to, and did not, devote significant resources to the development, sales and marketing of any of its other products and services. The Company deployed no ALMs during 1999. Average consumer use of ALMs and average rates of loan approvals have been lower than most customer expectations. The Company believes that the ALM has not proven to be a viable channel for the delivery of consumer loans and other products in a fully-automated manner. Accordingly, the Company did not devote significant resources to the development of the ALM product during 1999, nor does it contemplate the allocation of significant resources to the ALM product in the future. Most of the Company's ALM customers have terminated their relationship with the Company and at December 31, 1999, there were 68 ALMs in operation.

         To date, the Company has generated substantial operating losses, has experienced an extremely lengthy sales cycle for its products and services and has been required to use a substantial amount of existing cash resources to fund its operations. Although the Company believes that existing cash, cash equivalents and internally generated funds will be sufficient to fund operations during 2000, such resources, together with projected revenues that may be received under existing contracts, may be insufficient to fund the Company's operations in 2001 and beyond. To remain viable after 2000, the Company must substantially increase revenues, raise additional capital and/or substantially reduce its operations. No assurances can be given that the Company will be able to increase its revenues, raise additional capital or reduce its operations in a manner that will allow it to continue operations in 2001 and beyond.

         To date, the Company has generated minimal operating revenues, has incurred significant losses and has experienced substantial negative cash flow from operations. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly technology-based companies operating in unproven markets with unproven products. The Company had an accumulated deficit as of December 31, 1999 of $55,073,184 with net losses of $12,094,636,
$14,873,001 and $15,399,352 for the years ended December 31, 1999, 1998 and
1997, respectively. The Company expects to incur substantial additional costs to develop its financial product origination capabilities, to enhance and market iDEAL, e-xpertLender, and Decisys/RT and to complete zany new products and services that may be developed. Accordingly, there can be no assurance that the Company will ever be able to achieve profitability or, if achieved, sustain such profitability.

         The market for the Company's products and services is new, evolving and uncertain, and it is difficult to determine the size and predict the future growth rate, if any, of this market. In addition, the market for products and services that enable electronic commerce is highly competitive and is subject to rapid innovation and competition from traditional products and services having all or some of the same features as products and services enabling electronic commerce. Competitors in this market have frequently taken different strategic approaches and have launched substantially different products or services in order to exploit the same perceived market opportunity. Until the market has validated a strategy through widespread acceptance of a product or service, it is difficult to identify all current or potential market participants or gauge their relative competitive position.

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                                                    [AFFINITY TECHNOLOGIES LOGO]

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS
REVENUES

         The Company's revenues were $2,874,901, $2,656,259 and $4,146,899 for the years ended December 31, 1999, 1998 and 1997, respectively. The types of revenue recognized by the Company in the years ended December 31, 1999, 1998 and 1997 are as follows:

TABLE 1-REVENUES

                                                                      Years ended December 31,
                                 ------------------------------------------------------------------------------------------
                                             1999                           1998                           1997
                                 ---------------------------     --------------------------      --------------------------
                                   Amount        % of  Total       Amount        % of Total        Amount        % of Total
                                 ----------      -----------     ----------      ----------      ----------      ----------
Transaction fees                 $  538,073          18.7        $  750,936          28.3        $  545,551         13.2
Mortgage processing fees            397,024          13.8           453,657          17.1                --           --
Initial set-up fees                      --            --            91,000           3.4           638,687         15.4
Sales and rental fees                48,962           1.7            66,369           2.5         1,590,620         38.4
Professional services fees          850,497          29.6           797,301          30.0           792,734         19.1
Patent license revenue              645,000          22.4                --            --                --           --
Other income                        395,345          13.8           496,996          18.7           579,307         13.9
                                 ----------         -----        ----------         -----        ----------        -----
                                 $2,874,901         100.0        $2,656,259         100.0        $4,146,899        100.0
                                 ==========         =====        ==========         =====        ==========        =====


         The nature and types of revenues earned by the Company has changed significantly in the three-year period ended December 31, 1999. During 1997, 53.8% of the Company's revenues were derived from initial set-up fees and sales and rental fees, most of which was associated with the deployment of ALMs under sales-type leases. Revenue associated with ALM deployments was significantly diminished in 1998 and 1999. In 1997, the Company entered into two contracts to customize its core technology to accommodate specific customer requests. The Company entered into a contract to provide professional services to a specific customer to customize its core technology to accommodate an enterprise-wide loan processing system, which became the basis for the Company's e-xpertLender System. Additionally, in 1997 the Company entered into a contract to provide professional services to a specific customer to customize an indirect automobile loan processing system, which became the basis for the Company's iDEAL product. The delivery of professional services under both contracts continued into 1998 and 1999. In addition, the Company began processing mortgage loans through Surety in 1998. In 1999, the Company was granted a patent covering its consumer-directed fully-automated lending system, and recognized $645,000 in patent license revenue in 1999.

         Transaction fees. The decrease in transaction fees in 1999 compared to 1998 is attributable primarily to the sale of the Company's former Transaction Processing Division ("TPS") in December 1998. Transaction fees associated with processing credit and debit card transactions through the Company's TPS division were approximately $218,000 in 1998. The increase in transaction fees in 1998 compared to 1997 is attributable primarily to the deployment in mid-1997 of the Company's first e-xpertLender System. Transaction fees processed through such system were generated during the entire year of 1998. Transaction fees associated with processing credit and debit card transactions through the Company's TPS division decreased slightly from approximately $245,000 in 1997 to approximately $218,000 in 1998.

         Mortgage processing fees. Surety Mortgage, Inc. ("Surety"), a wholly owned subsidiary of the Company, engages in mortgage brokerage activities which involve originating, processing and selling mortgage loan products to outside investors. Surety originates and processes mortgage loans directly with consumers or on behalf of correspondents, and immediately sells such loans to institutions that sponsor the loan programs offered by Surety. Surety only offers loans that will be acquired by such institutions under such programs. Upon making the loan commitment to the borrower, Surety immediately receives a commitment from an institution to acquire the loan upon closing. Mortgage processing fees include gains on sales of mortgage loans to institutions and loan fees received for originating and processing the loan. Loan origination fees and all other direct costs associated with originating loans are recognized at the time the loans are sold. The decrease in mortgage processing fees in 1999 compared to 1998 is attributable to the processing of fewer loans in 1999 compared to 1998. In 1999, Surety processed and closed an aggregate principal balance of loans of approximately $17,408,000 compared with approximately $21,745,000 in 1998. The Company did not generate revenues from mortgage processing services prior to 1998.

         Initial set-up fees. The Company did not deploy any ALMs in 1999 and, accordingly, recognized no set-up fees. Set-up fees recognized in 1998 relate to the deployment of one ALM and the

[AFFINITY TECHNOLOGIES LOGO]

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


recognition of previously deferred set-up fees associated with a customer's decision not to deploy ALMs. Set-up fees in 1997 relate to the deployment of 53 ALMs.

         Sales and rental fees. The decrease in sales and rental revenue in 1999 compared to 1998 is due to a decrease in the number of ALMs deployed under operating leases in 1999 compared to 1998 for which there were scheduled rental payments. The decrease in sales and rental revenue in 1998 compared to 1997 is attributable to a substantial decrease in ALM deployments in 1998 compared to 1997. Amounts recognized in 1998 also consisted of rental payments received on ALMs deployed under operating leases in prior years. In 1997, the Company recognized sales revenue associated with the deployment of 28 ALMs under sales-type leases as well as rental revenue associated with ALMs deployed under operating leases.

         Professional services fees. When the Company agrees to provide professional services to customize its core technology to conform to a specific customer request, the Company generally enters into a contract with the customer for the performance of these services which typically defines deliverables, specific delivery and acceptance dates and specified fees for such services. Upon completion and acceptance of the specific deliverables by the customer, the Company recognizes the corresponding revenue as professional services revenue. The level of professional services revenue remained relatively consistent for the years 1999, 1998 and 1997. In 1999, 64% and 36% of professional services fees were associated with the customization of the Company's e-xpertLender and iDEAL systems, respectively. This customization was performed during the year to meet the specific requirements of two of the Company's customers. These two customers represent 100% of the amounts recognized in 1999 for customization of the e-xpertLender and iDEAL Systems. In 1998 and 1997, professional services revenue related primarily to the customization of the Company's e-xpertLender System to meet a specific customer's requirements. Such customer represented 97% and 91% of professional services revenue in 1998 and 1997, respectively.

         Patent license revenue. The Company was granted two patents in 1999 covering automated loan processing. Patent license revenue recognized in 1999 relates to certain patent licenses granted by the Company. Licensing agreements with one customer and an affiliate of that customer constituted 93% of the patent license revenue recognized in 1999.

         As indicated above, two customers accounted for 100% of professional services fees recognized in 1999. Moreover, in 1999 the development contract under which the Company recognized 36% of its professional services revenue was assigned to the Company's other customer which accounted for 64% of its 1999 professional services revenue. When combined, one current customer, therefore, accounted for 100% of professional services revenue in 1999. Additionally, when combined with other revenue associated with services provided to this customer, the customer accounted for 49% of total revenue recognized by the Company in 1999. This same customer accounted for 99.1% of professional services revenue for 1998 and 60.2% and 91.3% of ALM sales and rental and professional services revenue, respectively, during 1997. This same customer accounted for 49.1% and 48.0% of total revenue for 1998 and 1997, respectively. One other customer accounted for 13% of total revenue during 1997. For information relating to customer revenue concentrations, see Note 12 of "Notes to Consolidated Financial Statements - Segment Information." The loss of this customer or any other significant customer may have a material adverse effect on the Company's financial condition or results of operations due to the developing nature of the Company's customer base and revenue streams. Additionally, revenue associated with the Company's patent licensing program was 22% of total revenue in 1999. One of the Company's patents is currently being reexamined by the PTO and has resulted in a preliminary rejection of the patent claims. Such reexamination could result in a loss or otherwise limit the previously issued claims which could negatively affect the Company's ability to maintain or expand its patent licensing program. The Company expects that a substantial portion of the Company's operating revenues in the future may continue to be attributable to relatively few customers. Such customer concentration may cause significant fluctuations in the Company's quarterly and annual revenues due to the uncertainty of the timing of new and additional orders for the Company's products and services.

COSTS AND EXPENSES

         COSTS OF REVENUES. Costs of revenues for the years ended December 31, 1999, 1998 and 1997 were $2,262,468, $1,644,653, and $2,125,646, respectively.
Cost of revenues includes the direct costs associated with the generation of specific types of revenue and the allocation of certain indirect costs when such costs are specifically identifiable and allocable to revenue producing activities. During the three years ended December 31, 1999, the nature and amounts of costs, as well as gross profit margins, associated with certain revenue producing activities varied significantly due to changes in the nature of the services offered by the

                                                    [AFFINITY TECHNOLOGIES LOGO]

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


Company and due to different pricing structures offered to certain customers.

         Costs of revenues and the percentage of the costs of revenues to total costs of revenues for the years ended December 31, 1999, 1998 and 1997 are as follows:

TABLE 2-COSTS OF REVENUES

                                                                      Years ended December 31,
                                   ------------------------------------------------------------------------------------------
                                               1999                           1998                           1997
                                   ---------------------------     --------------------------      --------------------------
                                     Amount        % of  Total       Amount        % of Total        Amount        % of Total
                                   ----------      -----------     ----------      ----------      ----------      ----------
Transaction fees                   $  209,424           9.2        $  388,734          23.6        $  328,067          15.4
Mortgage processing fees              194,239           8.6           192,726          11.7                --            --
Initial set-up fees                        --            --                --            --           232,077          10.9
Sales and rental fees                 445,581          19.7           379,775          23.1         1,041,455          49.0
Professional services fees            573,381          25.3           204,058          12.4           524,047          24.7
Patent license revenue                 64,500           3.0                --            --                --            --
Contract loss provision               775,343          34.2           479,360          29.2                --            --
                                   ----------         -----        ----------         -----        ----------         -----
                                   $2,262,468         100.0        $1,644,653         100.0        $2,125,646         100.0
                                   ==========         =====        ==========         =====        ==========         =====

         Costs of transaction fees. The cost of transaction fees consists primarily of the direct costs incurred by the Company to process loan applications and debit and credit card transactions through its systems. Such direct costs are associated with services provided by third parties and includes the cost of credit reports, fraud reports and communications networks used by the Company. The cost of transaction fees decreased in 1999 compared to 1998 and increased in 1998 compared to 1997 in direct correlation to a decrease in 1999 from 1998, and an increase in 1998 from 1997, of the volume of transactions the Company processed through its systems compared with the previous period.

         Costs of mortgage processing fees. The costs of mortgage processing fees consist of the direct cost incurred by Surety associated with the underwriting, processing and closing of mortgage loans. Such costs include credit reports, appraisal reports, flood certifications, administration fees charged by the purchasers of loans and fees paid to other lenders that provide certain processing services associated with loans originated by Surety. The costs of mortgage processing fees remained consistent in 1999 compared to 1998 even though Surety originated fewer loans. Accordingly, costs of mortgage processing fees increased on a loan-for-loan basis in 1999 compared to 1998. This increase was due to Surety's increased use of other lenders to provide certain processing services in 1999 compared to 1998.

         Costs of initial set-up fees. The costs of initial set-up fees are related to the initial costs incurred to deploy and install ALMs. Such costs include the allocation of direct and indirect labor and certain other indirect costs associated with the initial preparation and deployment of ALMs for the Company's customers. Additionally, the costs include direct costs incurred by the Company, including shipping costs and amounts paid to third parties.

         The Company deployed no ALMs in 1999 and no costs associated with set-up fees were incurred during 1998. In 1997 the Company deployed 53 ALMs under both sales-type and operating leases.

         Costs of sales and rental fees. Costs of sales and rental fees are related to the cost of ALM hardware components associated with ALMs deployed under sales-type leases, maintenance of installed ALMs, amortization associated with capitalized ALM and related systems development costs, and depreciation associated with ALMs deployed under operating leases. Costs associated with sales and rental fees remained consistent in 1999 compared to 1998 and reflected an increase in amortization and depreciation related to ALMs deployed under operating leases and related systems. Such increase was offset by lower ALM maintenance costs in 1999 compared to 1998. In 1998 the costs of sales and rental fees consisted primarily of depreciation related to ALMs deployed under operating leases and the costs associated with maintaining the Company's installed base of ALMs. Costs of sales and rental revenues were significantly lower in 1998 compared to 1997 primarily as a result of the deployment in 1997 of 28 ALMs under sales-type leases compared to only 1 ALM deployed under a sales-type lease in 1998.

         Under the terms of an agreement with one customer covering 30 ALMs, the customer's payment obligation to the Company is based on ALM performance, which has resulted in revenues insufficient to cover the depreciation expense recognized by the Company. Accordingly, the cost of sales and rental revenues exceeded the sales and rental revenues recognized by the Company for such contract. This contract will expire in early 2000 at which time the related ALMs will be fully depreciated.

         Costs of professional services fees. The costs of professional services fees consist of the costs of the direct labor and the allocation of certain indirect costs associated with performing software and system customization services for customers. The costs of providing professional services will vary depending upon the nature

[AFFINITY TECHNOLOGIES LOGO]

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


of professional services rendered, the level of developers assigned to specific projects and the duration of the project. Accordingly, the margins recognized by the Company may vary significantly depending upon the nature of the project. The costs of providing professional services increased in 1999 compared to 1998 primarily as a result of the greater amount of time to conclude certain projects in 1999 compared to 1998. Similarly, costs of professional services decreased in 1998 compared to 1997 as a result of the shorter average duration of projects in 1998 compared to 1997.

         Costs of patent license revenue. Costs of patent license revenue recognized in 1999 consists of commissions paid to the Company's patent licensing agent and is associated with such agent's commissions for patent licenses granted by the Company. The Company commenced its patent licensing program in 1999.

         Contract loss provision. The Company periodically enters long-term development contracts to design, develop and install loan processing systems for its customers. In conjunction with such contracts the Company periodically evaluates whether costs incurred and estimated future costs exceed revenues under the contract. To the extent such costs exceed contracted revenues, the Company records a charge to costs of revenues. In 1999 and 1998, the Company recorded contract loss provisions of $775,343 and $479,360, respectively.

         RESEARCH AND DEVELOPMENT. The Company accounts for research and development costs as operating costs and expenses such costs in the period incurred. In accordance with Statement of Financial Accounting Standards No. 86 ("SFAS 86"), "Computer Software to be Sold, Leased or Otherwise Marketed," the Company capitalizes software costs incurred in the development of a software application after the technological feasibility of the application has been established. Technological feasibility is established when an application design and a working model of the application have been completed and the completeness of the working model and its consistency with the application design have been confirmed by testing. From the time technological feasibility is established until the time the relevant application is available for general release to customers, software development costs incurred are capitalized at the lower of cost or net realizable value. Thereafter, costs related to the application are again expensed as incurred. Capitalized software development costs are amortized using the greater of the revenue curve or straight-line method over the estimated economic life of the application. Software costs capitalized include direct labor, other costs directly associated with the development of the related application and an allocation of indirect costs, primarily facility costs and other costs associated with the Company's software development staff. The Company bases such allocation on the percentage of the Company's total labor costs represented by the software development labor costs.

         Research and development expenses for the year ended December 31, 1999 were approximately $1,871,000, compared to $2,560,000 and $3,526,000 for 1998 and 1997, respectively. The decrease in research and development expense in 1999 compared to 1998 is due to an overall decrease in the number of employees involved in development activities in 1999 compared to 1998. The decrease in research and development expenses in 1998 compared to 1997 is also due to an overall decrease in the number of employees involved in developmental activities in 1998 compared to 1997 as well as the progression of certain development activities in 1998 to a point where the costs of such activities were capitalized pursuant to applicable accounting guidelines.

         During 1999, 1998 and 1997, the Company capitalized approximately $138,000, $1,041,000, and $568,744, respectively, of software development costs related primarily to the development of certain financial service applications processed using DeciSys/RT. When a product is available for general release to customers, capitalization of such costs is discontinued and amounts capitalized are generally amortized over a 48 month period. The Company anticipates that it will continue to commit substantial resources to research and development activities for the foreseeable future.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative ("SG&A") expenses for the year ended December 31, 1999 were $11,208,310, compared to $14,358,335 and $15,892,560 for the years ended
December 31, 1998 and 1997, respectively.

         SG&A expenses during 1999 consisted primarily of personnel expense of approximately $4,283,000; professional fees of approximately $969,000; depreciation and amortization expense of approximately $1,695,000; rent expense of approximately $903,000; provision for excess rental capacity of approximately $449,000; writedown of deferred software development costs of approximately $370,000; and, travel costs of approximately $270,000. SG&A expenses during 1998 consisted primarily of personnel costs of approximately $6,283,000; professional fees of approximately $1,722,000; depreciation and amortization of approximately $1,693,000; rent expense of approximately $915,000; advertising and marketing costs of approximately $193,000; deferred compensation expense amortization of approximately $599,000; and, travel costs of approximately $437,000. SG&A expenses during 1997 consisted primarily of personnel

                                                    [AFFINITY TECHNOLOGIES LOGO]

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


costs of approximately $7,207,000; professional fees of approximately $1,892,000; advertising and marketing costs of approximately $1,488,000; deferred compensation expense amortization of approximately $481,000; and travel costs of approximately $935,000.

         The decrease in SG&A expense in 1999 compared to 1998 is due to a substantial reduction in the Company's work force in the fourth quarter of 1998. Other than certain increases associated with contract services, the provision for excess rental capacity, and certain amounts the Company wrote off related to capitalized software development costs, SG&A expenses were lower in all material categories in 1999 compared with 1998. The decrease in SG&A expense in 1998, as compared to 1997 is primarily attributable to a decrease in: (i.) employment costs, primarily wage and recruiting costs associated with an overall reduction in the Company's employee base; (ii.) advertising and marketing costs; (iii.) professional fees consisting primarily of legal, accounting, recruiting and relocation fees; and (iv.) travel costs. The decrease in SG&A expenses in 1998 compared to 1997 was partially offset by an increase in: (i.) depreciation and amortization expense associated with an overall increase in the Company's depreciable assets; (ii.) an increase in inventory valuation allowances associated with potentially obsolete ALM shells due to planned design improvements; and (iii.) costs associated with benefits including severance benefits for certain employees terminated during 1998.

INTEREST INCOME

         Interest income of $375,514, $1,044,251, and $2,033,571 during 1999,
1998 and 1997, respectively, primarily reflects interest income attributable to the short-term investment of the proceeds from the Company's initial public offering in May 1996. Interest income also reflects the amortization of deferred interest income attributable to ALM sales-type leases. The decrease in interest income in 1999 compared to 1998 is attributable to a decrease in the average cash and cash equivalents and investment balances in 1999 compared to 1998. The decrease in interest income in 1999 and 1998 compared to the previous periods is due to a lesser extent to a decrease in the amount of amortization of deferred interest income associated with ALMs under sales-type lease agreements. Similarly, the decrease in interest income in 1998 compared to 1997 was attributable to a decrease in the average cash and cash equivalents and investment balances in 1998 compared to 1997.

INTEREST EXPENSE

         Interest expense for the year ended December 31, 1999 was $3,764, compared to $10,923 and $35,359 for 1998 and 1997, respectively. The nominal amount of interest expense recognized by the Company in 1999 was attributable to use of a line of credit for short-term loan funding by the Company's wholly owned subsidiary Surety. The decrease for the year ended December 31, 1998 as compared to 1997, is due primarily to payments made under the terms of capital lease obligations. The Company had no outstanding capital lease obligations outstanding at December 31, 1998.

INCOME TAXES

         The Company has recorded a valuation allowance for the full amount of its net deferred income tax assets as of December 31, 1999, 1998, and 1997, based on management's evaluation of the recognition criteria as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109").

LIQUIDITY AND CAPITAL RESOURCES

         The Company has generated net losses of $55,073,184 since its inception and has financed its operations primarily through net proceeds from its initial public offering in May 1996. Prior to the Company's initial public offering, the Company's operations were financed through the private sale of debt and equity securities, capital lease obligations, bank financing, factoring of ALM rental contracts, and loans from affiliates. Net proceeds from the Company's initial public offering were $60,088,516.

The Company continues to use a substantial amount of existing cash resources to fund its operations. If the Company continues to use cash resources at the rate used in 1999, the Company will deplete its existing cash resources in the second quarter of 2000. The Company has taken certain measures to reduce its cash depletion rate, including decreasing its employee base. Currently, the Company's employee base is approximately 49% less than it was at December 31, 1999, 53% less than it was December 31, 1998 and 73% less than it was at December 31, 1997. The Company believes existing cash, cash equivalents and internally generated funds will be sufficient to meet the Company's currently anticipated cash requirements during 2000. However, no assurances can be given that the Company's existing cash resources will be sufficient to fund the Company's cash requirements for 2000. Moreover, existing cash resources and projected revenues that may be received under existing contracts will be insufficient to

[AFFINITY TECHNOLOGIES LOGO]

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


fund the Company's operations for 2001 and thereafter. Accordingly, to remain viable in 2001, the Company must substantially increase revenues, raise additional capital and/or substantially reduce its operations. No assurances can be given that the Company will be able to increase its revenues, raise additional capital or reduce its operations in a manner that would allow it to continue operations through 2001. In order to fund operations, the Company may need to raise additional funds through the issuance of equity securities, in which case the percentage ownership of the stockholders of the Company will be reduced, stockholders may experience additional dilution, or such equity securities may have rights, preferences or privileges senior to Common Stock. There can be no assurance that additional financing will be available when needed on terms acceptable to the Company or at all. If adequate funds are not available or not available on acceptable terms, the Company may be unable to continue operations; develop, enhance and market products; retain qualified personnel; take advantage of future opportunities; or respond to competitive pressures, any of which could have a material adverse effect on the Company's business, operating results and financial condition.

         Net cash used during the year ended December 31, 1999, to fund operations was approximately $6,101,000 compared to approximately $9,498,000 and $15,395,000 for the same periods in 1998 and 1997, respectively. Proceeds from the offering and other sources of cash were used to fund current period operations, research and development of approximately $1,871,000, software development of approximately $138,000 and capital expenditures of approximately $195,000. During 1998, proceeds from the offering and other sources of cash were used to fund current period operations, research and development of approximately $2,560,000, software development of approximately $1,041,000, capital expenditures of approximately $696,000 and the repurchase of outstanding shares of the Company's common stock of approximately $2,404,000. During 1997, proceeds from the offering and other sources of cash were used to fund operations, research and development of approximately $3,526,000, capital expenditures of approximately $1,687,000, repurchase of outstanding shares of the Company's common stock of approximately $872,000 and software development of approximately $569,000. At December 31, 1999, 1998 and 1997, cash and liquid investments were $3,590,965, $10,095,242, and $23,605,600, and working capital was $4,637,238, $13,543,782, and $28,599,560, respectively.

         During 1997, the Company adopted a share repurchase plan under which the Company was authorized to use up to $2 million of general corporate funds to acquire from time to time in the open market shares of the outstanding common stock of the Company. During the first quarter of 1998, the Company expanded its share repurchase plan by authorizing the use of an additional $2 million of general corporate funds under the plan. As of December 31, 1999, the Company had repurchased a total of 1,417,000 shares at an average price of $2.31 per share for an aggregate cost of $3,271,700 under the share repurchase plan. In addition, during 1997 the Company repurchased an aggregate of 643,066 shares of its common stock from former employees of the Company at an aggregate cost of $484 pursuant to stock repurchase agreements with such former employees.

         During June 1999, Surety renewed its agreement with a lender to maintain a credit facility with a maximum borrowing amount of $2,000,000. Pursuant to the terms of the agreement, Surety may obtain advances from the lender for funding of mortgage loans made by Surety during the interim period between the funding and sale of the loans to permanent investors. All advances made pursuant to the agreement are secured by a security interest in the rights and benefits due Surety in conjunction with the making of the underlying loan. The credit facility bears interest at the lender's prime rate plus 50 basis points and expires on June 1, 2000. Surety had no outstanding borrowings under the Loan Warehousing Agreement as of December 31, 1999.

         During 1997 in connection with its acquisition of Buy American, Inc. and Project Freedom, Inc., the Company issued restricted common stock subject to a call option by the Company and put option by the sellers. Under such agreement, the sellers had an option to sell any or all the shares of restricted common stock held by them to the Company at a price of $3.47 per share. These options were exercisable for a 30 day period ending May 31, 1999. In April 1999, the Company and the sellers of Buy American, Inc. and Project Freedom, Inc. agreed to cancel their respective call and the put options.

IMPLICATIONS OF YEAR 2000 ISSUES

         The Company's operational transition into the year 2000 was uneventful and the Company is unaware of any material problems or issues with the operation of its Systems as a result of Year 2000 issues. In addition, the Company is unaware of any material problems or issues with critical third party systems and services utilized by the Company. The Company's incremental costs associated with Year 2000 issues have been insignificant and the Company does not believe that significant future costs will be incurred in remediation of Year 2000 issues.

                                                    [AFFINITY TECHNOLOGIES LOGO]

                          CONSOLIDATED BALANCE SHEETS

                                                                                                  December 31,
                                                                                          1999                  1998
                                                                                      ------------         ------------
ASSETS
Current assets:
Cash and cash equivalents                                                             $  2,116,016         $  2,026,932
                                                                                      ------------         ------------
         Investments                                                                     1,474,949            8,068,310
         Accounts receivable, less allowance for doubtful accounts of $105,076
                  and $45,513 at December 31, 1999 and 1998, respectively                  713,644              727,999
         Net investment in sales-type leases - current:                                    324,485              534,302
         Inventories                                                                     1,224,532            2,054,542
         Other current assets                                                              626,354            1,349,995
                                                                                      ------------         ------------
Total current assets                                                                     6,479,980           14,762,080
Net investment in sales-type leases - non-current:                                         249,830              574,437
Property and equipment, net                                                              2,921,770            4,511,924
Software development costs, less accumulated
         amortization of $368,033 and $111,211 at
         December 31, 1999 and 1998, respectively                                        1,199,053            1,773,057
Other assets                                                                             2,278,895            2,575,377
                                                                                      ------------         ------------
Total assets                                                                          $ 13,129,528         $ 24,196,875
                                                                                      ============         ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
         Accounts payable                                                                  215,897              184,619
         Accrued expenses                                                                  788,763              388,466
         Accrued compensation and related benefits                                         759,372              359,670
         Notes payable                                                                          --              141,480
         Current portion of deferred revenue - third parties                                78,710              144,063
                                                                                      ------------         ------------
Total current liabilities                                                                1,842,742            1,218,298
Deferred revenue                                                                           615,806              422,376
Commitments and contingent liabilities
Stockholders' equity:
         Common stock, par value $0.0001; authorized 60,000,000
                  shares, issued 31,961,956 shares in 1999 and
                  31,572,880 shares in 1998                                                  3,196                3,157
         Additional paid-in capital                                                     69,394,954           69,392,545
         Deferred compensation                                                            (163,167)            (489,656)
         Treasury stock, at cost (2,163,556 and 2,073,207 shares at
                  December 31, 1999 and 1998, respectively)                             (3,490,819)          (3,371,297)
         Accumulated deficit                                                           (55,073,184)         (42,978,548)
                                                                                      ------------         ------------
Total stockholders' equity                                                              10,670,980           22,556,201
                                                                                      ------------         ------------
Total liabilities and stockholders' equity                                            $ 13,129,528         $ 24,196,875
                                                                                      ============         ============

See accompanying notes.

[AFFINITY TECHNOLOGIES LOGO]


                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                              Years ended December 31,
                                                                 1999                  1998                   1997
                                                             -------------         -------------         -------------
Revenues:
         Transactions                                        $     538,073         $     750,936         $     545,551
         Mortgage processing services                              397,024               453,657                    --
         Initial set-up                                                 --                91,000               638,687
         Sales and rental                                           48,962                66,369             1,590,620
         Professional services                                     850,497               797,301               792,734
         Patent license revenue                                    645,000                    --                    --
         Other income                                              395,345               496,996               579,307
                                                             -------------         -------------         -------------
                                                                 2,874,901             2,656,259             4,146,899
Costs and expenses:
         Cost of revenues                                        2,262,468             1,644,653             2,125,646
         Research and development                                1,870,509             2,559,600             3,526,257
         Selling, general and administrative expenses           11,208,310            14,358,335            15,892,560
                                                             -------------         -------------         -------------
Total costs and expenses                                        15,341,287            18,562,588            21,544,463
                                                             -------------         -------------         -------------
Operating loss                                                 (12,466,386)          (15,906,329)          (17,397,564)
Interest income                                                    375,514             1,044,251             2,033,571
Interest expense                                                    (3,764)              (10,923)              (35,359)
                                                             -------------         -------------         -------------
Net loss                                                     $ (12,094,636)        $ (14,873,001)        $ (15,399,352)
                                                             =============         =============         =============
Net loss per share - basic and diluted                       $       (0.41)        $       (0.50)        $       (0.54)
                                                             =============         =============         =============
Shares used in computing net loss per share                     29,738,459            29,755,034            28,477,880
                                                             =============         =============         =============

See accompanying notes.

                                                    [AFFINITY TECHNOLOGIES LOGO]

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                Additional                                                                Total
                                    Common       Paid-in          Deferred          Treasury        Accumulated       Stockholders'
                                    Stock        Capital        Compensation         Stock            Deficit            Equity
                                    ------     ------------     ------------      ------------      ------------      -------------
Balance at December 31, 1996        $2,788     $ 68,777,090      $(3,939,044)     $         --      $(12,706,195)     $ 52,134,639

 Exercise of warrants                    4           37,473               --                --                --            37,477
 Exercise of warrants by
  related party                        240               --               --                --                --               240
 Exercise of stock options              30          144,034               --                --                --           144,064
 Amortization of deferred
  compensation                          --               --          480,534                --                --           480,534
 Forfeiture of stock options            --       (1,899,936)       1,899,936                --                --                --
 Purchase of treasury stock             --               --               --          (967,035)               --          (967,035)
 Issuance of common stock in
  exchange for capital stock of
  subsidiary held by minority
  investor                              67        1,599,933               --                --                --         1,600,000
 Issuance of common stock
  for acquisition                       26        1,199,977               --                --                --         1,200,003
 Net loss                               --               --               --                --       (15,399,352)      (15,399,352)
                                    ------     ------------      -----------      ------------      ------------      ------------
Balance at December 31, 1997         3,155       69,858,571       (1,558,574)         (967,035)      (28,105,547)       39,230,570
 Exercise of stock options               2            4,228               --                --                --             4,230
 Amortization of deferred
  compensation                          --               --          598,664                --                --           598,664
 Forfeiture of stock options            --         (470,254)         470,254                --                --                --
 Purchase of treasury stock             --               --               --        (2,404,262)               --        (2,404,262)
 Net loss                               --               --               --                --       (14,873,001)      (14,873,001)
                                    ------     ------------      -----------      ------------      ------------      ------------
Balance at December 31, 1998         3,157       69,392,545         (489,656)       (3,371,297)      (42,978,548)       22,556,201
 Exercise of stock options              39          173,209               --          (119,522)               --            53,726
 Amortization of deferred
   compensation                         --               --          155,689                --                --           155,689
 Forfeiture of stock options            --         (170,800)         170,800                --                --                --
 Net loss                               --               --               --                --       (12,094,636)      (12,094,636)
                                    ------     ------------      -----------      ------------      ------------      ------------
Balance at December 31, 1999        $3,196     $ 69,394,954      $  (163,167)     $ (3,490,819)     $(55,073,184)     $ 10,670,980
                                    ======     ============      ===========      ============      ============      ============

See accompanying notes.

[AFFINITY TECHNOLOGIES LOGO]

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              Years ended December 31,
                                                                 1999                  1998                  1997
                                                             -------------         -------------         -------------
OPERATING ACTIVITIES
Net loss                                                     $ (12,094,636)        $ (14,873,001)        $ (15,399,352)
Adjustments to reconcile net loss to net cash used in
   operating activities:
   Depreciation and amortization                                 2,449,521             2,369,220             2,066,270
   Amortization of deferred compensation                           155,689               598,664               480,534
   Writedown of software development costs                         369,787                    --                    --
   Provision for doubtful accounts                                  60,000               370,000               456,841
   Inventory valuation allowance                                   694,940             1,060,000               230,000
   Contract loss provision                                         775,343               479,360                    --
   Deferred revenue                                                128,077               187,175               368,594
   Other                                                            24,837                94,808               195,505
   Changes in current assets and liabilities:
      Accounts receivable                                          (45,645)              543,906            (2,073,893)
      Net investment in sales-type leases                          534,425               937,388               189,721
      Inventories                                                   71,051               450,258              (755,248)
      Other assets                                                 (55,395)           (1,029,727)               (6,633)
      Accounts payable                                              31,278              (482,205)             (775,838)
      Accrued expenses                                             400,297                (2,118)             (477,046)
      Accrued compensation and related benefits                    399,702              (201,721)              105,986
                                                             -------------         -------------         -------------
Net cash used in operating activities                           (6,100,729)           (9,497,993)          (15,394,559)
Investing activities
Purchases of property and equipment                               (194,726)             (696,122)           (1,683,755)
Proceeds from sale of property and equipment                        16,872                47,622               144,535
Software development costs                                        (137,940)           (1,041,091)             (568,744)
Purchases of short-term investments                             (2,474,949)           (9,436,211)          (34,345,695)
Sales of short-term investments                                  9,068,310            20,503,316            25,794,277
Other                                                                   --                    --              (300,000)
                                                             -------------         -------------         -------------
Net cash provided by (used in) investing activities              6,277,567             9,377,514           (10,841,942)
Financing activities
Proceeds from notes payable to third parties                            --               141,480                    --
Principal payments on capital leases                                    --               (64,222)              (72,010)
Payments on notes payable to third parties                        (141,480)                   --                    --
Purchase of treasury stock                                              --            (2,404,262)             (871,775)
Exercise of warrants                                                    --                    --                37,717
Exercise of options                                                 53,726                 4,230                48,804
Net cash used in financing activities                              (87,554)           (2,322,774)             (857,264)
                                                             -------------         -------------         -------------
Net (decrease) increase in cash                                     89,084            (2,443,253)          (27,093,765)
Cash and cash equivalents at beginning of year                   2,026,932             4,470,185            31,563,950
                                                             -------------         -------------         -------------
Cash and cash equivalents at end of year                     $   2,116,016         $   2,026,932         $   4,470,185
                                                             =============         =============         =============

See accompanying notes.

                                                    [AFFINITY TECHNOLOGIES LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       GOING CONCERN

         To date, the Company has generated operating losses, has experienced an extremely lengthy sales cycle for its products and has been required to use a substantial amount of existing cash resources to fund its operations. If the Company continues to use cash at the rate used during 1999, the Company will deplete its existing cash reserves in the second quarter of 2000. Although the Company has taken steps to reduce its operating expenses and believes that existing cash, cash equivalents and internally generated funds will be sufficient to fund operations during 2000, such resources, together with projected revenues that may be received under existing contracts, will be insufficient to fund the Company's operations in 2001 and beyond. To remain viable after 2000, the Company must substantially increase revenues, raise additional capital and/or substantially reduce its operations.

         Management's plan includes increased sales with new customer relationships established during 1999, sales growth through deployment of existing product offerings to new customers, deployment of a recently developed Internet product, and continued cost curtailment. In addition, the Company believes it is due significant amounts related to a development contract and certain other amounts and is pursuing collection on these balances. The Company also has several patents which management would consider selling, if necessary. Additionally, management intends to continue discussions with investment bankers and venture capital firms regarding additional financing.

2.       THE COMPANY

         Affinity Technology Group, Inc. (the "Company") was incorporated on January 12, 1994. On May 1, 1996, the Company completed a public offering of 5,060,000 shares of $0.0001 par value Common Stock (the "Initial Public Offering"). The Initial Public Offering price was $13 per Common Share resulting in gross offering proceeds of $65,780,000. Proceeds to the Company, net of underwriters' discount and total offering expenses, were approximately $60,089,000.

         Simultaneously with the offering, the preferred stock of the Company, consisting of 23,810 shares of Series A Preferred Stock and 32,967 shares of Series B Preferred Stock (including 3,702 shares of Series B Preferred Stock issued upon the exercise of outstanding warrants), was automatically converted into an aggregate of 6,018,362 shares of Common Stock.

         Since its formation the Company has concentrated its product development efforts primarily on a "closed loop" electronic commerce system that utilizes its proprietary Decisys/RT technology and enables financial institutions to automate the processing and consummation of consumer loans and other financial services at the point of sale. This technology is designed to enable financial institutions to open new distribution channels for their products and services, thereby increasing assets and revenues and broadening customer relationships while reducing their operating and infrastructure costs.

         The Company has developed several products which utilize its DeciSys/RT technology to process certain types of loans with little or no human intervention. The Company's iDEAL System allows the automated decisioning and processing of automobile loans originating at an automobile dealership. Similar to iDEAL, the Company's e-xpertLender System allows the automated decisioning and processing of loans originating at bank or other financial institution branches. The Company's Automated Loan Machine ("ALM") which is similar in appearance to an automated teller machine allows consumers to apply for, and if approved, receive a loan, including the loan proceeds and underlying documentation in as little as 10 minutes.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of Affinity Technology Group, Inc. and its subsidiaries, Affinity Bank Technology Corporation, Affinity Clearinghouse Corporation, Affinity Credit Corporation, Affinity Processing Corporation ("APC"), Affinity Mortgage Technology, Inc., decisioning.com and Multi Financial Services, Inc. and its wholly owned subsidiary Surety Mortgage, Inc., ("Surety"). All significant intercompany balances and transactions have been eliminated in consolidation.

[AFFINITY TECHNOLOGIES LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



         CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

         INVESTMENTS

         The Company classifies its investments as held to maturity or available for sale. At December 31, 1999, the Company's investments of approximately $1,475,000 were all classified as held to maturity. Investments consist of investments in certificates of deposit, or other similar money market investments with maturities of less than three months. The Company had no unrealized holding gains or losses associated with investments classified as available for sale during the years ended December 31, 1999, 1998 and 1997.

         FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amounts reported in the balance sheet for cash and cash equivalents, investments, accounts receivable, net investment in sales-type leases, accounts payable and notes payable approximate their fair values. Fair values of investments are based on quoted market prices.

         INVENTORIES

         Inventories at December 31, 1999 and 1998 are stated at the lower of cost or market. Cost is determined using the first-in, first-out ("FIFO") cost flow assumption.

         OTHER CURRENT ASSETS

         Other current assets at December 31, 1999 consisted of deferred contract costs of $329,266, prepaid expenses of $275,954 and interest receivable of $21,134. At December 31, 1998, other current assets consisted of deferred contract costs of $810,457, prepaid expenses of $418,781 and interest receivable of $120,757.

         PROPERTY AND EQUIPMENT

         Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives range from five to ten years for office furniture and fixtures and three to five years for all other depreciable assets. Depreciation expense (including amortization of equipment leased under capital leases) was approximately $1,807,000, $1,893,000 and $1,799,000 during 1999, 1998 and 1997, respectively.

         SOFTWARE DEVELOPMENT COSTS

         Costs incurred in the development of software, which is incorporated as part of the Company's products or sold separately, are capitalized after a product's technological feasibility has been established. Capitalization of such costs is discontinued when a product is available for general release to customers. Software development costs are capitalized at the lower of cost or net realizable value and amortized using the greater of the revenue curve method or the straight-line method over the estimated economic life of the related product. Amortization begins when a product is ready for general release to customers. The net realizable value of unamortized capitalized costs is periodically evaluated and, to the extent such costs exceed the net realizable value, unamortized amounts are reduced to net realizable value.

         Amortization of capitalized software development was approximately $342,000, $82,000 and $65,000 during 1999, 1998 and 1997, respectively. In 1999, capitalized software development costs were written down to approximately $370,000 to net realizable value.

         VALUATION OF LONG-LIVED ASSETS

         In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"), the Company periodically evaluates the carrying value of long-lived assets to be held and used, including property and equipment and goodwill, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In the event of such, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily

                                                    [AFFINITY TECHNOLOGIES LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

using the anticipated cash flows discounted at a rate commensurate with the risk involved. Based on the anticipated cash flows from the Company's business plan, management believes that no impairment writedown is required for long-lived assets for the year ended December 31, 1999.

         INTANGIBLE ASSETS

         Intangible assets arising from the excess of cost over acquired assets are amortized by the straight line method over their estimated useful life of ten years. Intangible assets, primarily goodwill, consisted of approximately $1,470,000 which was recorded in conjunction with the acquisition of Buy American, Inc. and Project Freedom, Inc. (see Note 8), and approximately $1,400,000 which was recorded in conjunction with the exchange of APC common stock for ATG common stock. See "Minority Investor" below. Accumulated amortization associated with these intangible assets approximated $661,000 and $373,000 at December 31, 1999 and 1998, respectively.

         MINORITY INVESTOR

         An unrelated third party exchanged 240,570 shares of APC common stock for 666,667 shares of ATG Common Stock on May 21, 1997. The exchange was accounted for as a purchase of minority interest in a majority-owned subsidiary. The fair market value of the ATG Common Stock at the time of the exchange was approximately $1,600,000. The unrelated third party had previously acquired the shares of APC common stock for aggregate consideration of $125,000, and 90,988 shares of APC convertible preferred stock, which was acquired for aggregate consideration of $75,000. These holdings represented a 24.9% minority interest in APC at the date of exchange.

         SOFTWARE REVENUE RECOGNITION

         The Company has adopted the American Institute of Certified Public Accountants ("AICPA") Statement of Position 97-2 "Software Revenue Recognition" ("SOP 97-2"), as amended, effective for transactions entered into in fiscal years beginning after December 15, 1997. SOP 97-2 provides guidance on software revenue recognition associated with the licensing and selling of computer software. The Company did not recognize any revenue during 1999 or 1998 associated with contracts subject to SOP 97-2 guidance.

         REVENUE RECOGNITION

         Transaction fees - Transaction fee revenue is recognized as the related transactions are processed. Transaction processing fees revenue represented approximately 19%, 28% and 13% of total revenue during 1999, 1998 and 1997, respectively.

         Mortgage processing services - Surety engages in mortgage brokerage activities which generally involve originating, processing, and selling mortgage loan products to outside investors. Surety originates and/or processes mortgage loans directly with consumers or on behalf of correspondents and immediately sells such loans to investors that sponsor the loan programs offered by Surety. Surety only offers loans that will be acquired by the investors under such programs. Upon making the loan commitment to the borrower, Surety immediately receives a commitment from an investor to acquire the loan upon closing. Loan origination fees include gains on sales of mortgage loans to investors and loan origination fees received for originating and processing the loan. Loan origination fees and all direct costs associated with originating loans are recognized at the time the loans are sold.

         Initial set-up - The Company leases ALMs to customers utilizing both sales-type and operating lease arrangements and concurrently enters into a service and processing agreement (the "ALS Agreement") with the customer. Pursuant to the ALS Agreement, the customer pays an initial set-up fee which is initially recognized as deferred revenue. Generally upon installation of an ALM, the Company recognizes as revenue the portion of the initial set-up fee attributable to the related costs of set-up and installation. The remainder of the initial fee is deferred and amortized ratably over the term of the ALS Agreement.

         Sales and rental - Revenue and costs related to leases of ALM equipment are recognized in accordance with Statement of Financial Accounting Standards No. 13,

[AFFINITY TECHNOLOGIES LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


"Accounting for Leases" (see Note 3). Revenue from sales-type leases is generally recognized when the equipment is installed and accepted by the customer. Operating lease revenue is recognized ratably over the lease term.

         Professional services - In conjunction with the installation of the Company's technology, periodically additional customer specific technology development is performed by the Company in the form of professional services. The Company generally enters into a contract with the customer for the performance of these services. Upon completion and acceptance of professional services by the customer, the Company recognizes the corresponding revenue.

         Patent licensing - The Company recognizes revenue from patent licensing activities pursuant to the provision of each license agreement which specify the periods to which the related license and corresponding revenue applies.

         Software licensing - The Company recognizes revenue from sales of software licenses upon delivery of the software product to a customer, unless the Company has significant related obligations remaining. When significant obligations remain after the software product has been delivered, revenue is not recognized until such obligations have been completed or are no longer significant. The costs of any remaining insignificant obligations are accrued when the related revenue is recognized.

         Deferred revenues - Deferred revenues relate to unearned revenue on ALM leases and certain other amounts billed to customers for which acceptance of the underlying product or service is not fully complete.

         COST OF REVENUES

         Cost of revenues consists of costs associated with initial set-up, transaction fees, sales and rental revenues, professional services and mortgage processing services. Additionally, contract loss provisions are charged to cost of revenues. Costs associated with initial set-up fees include labor, other direct costs and an allocation of related indirect costs. The Company did not deploy any ALMs during 1999 and deployments were insignificant in 1998 and no costs were incurred in 1999 and 1998 in association with initial set-up revenue recognized. Labor and other direct costs associated with initial set-up fees were approximately $232,000 for the year ended December 31, 1997. Costs associated with transaction fees includes the direct costs incurred by the Company related to transactions it processes for its customers. Costs of transaction fees approximated $209,000, $389,000 and $328,000 in 1999, 1998 and 1997, respectively. Costs associated with sales and rental revenues include the cost of the leased ALM hardware, other direct costs and an allocation of related indirect costs. Costs of ALM hardware sold under sales-type leases, depreciation expense for hardware leased to customers under operating leases and other direct costs associated with sales and rental revenues totaled approximately $446,000, $380,000 and $1,041,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Costs associated with professional services include labor, other direct costs and an allocation of related indirect costs. Labor and other direct and allocation of indirect costs associated with professional services totaled approximately $573,000, $204,000 and $524,000 for the years ended December 31, 1999, 1998, and 1997 respectively. Costs associated with mortgage processing services include direct costs associated with originating and processing mortgage loans and totaled approximately $194,000 and $193,000 for the years ended December 31, 1999 and 1998, respectively. Prior to 1998 the Company did not perform services of this nature. Costs of patent license revenues consist of commissions paid by the Company to its patent licensing agent and totaled $64,500 in 1999. In 1999 and 1998, the Company recorded contract loss provisions of approximately $775,000 and $480,000, respectively.

         STOCK BASED COMPENSATION

         The Company accounts for stock options in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, no compensation expense is recognized for stock or stock options issued at fair value. For stock options granted at exercise prices below the estimated fair value, the Company records deferred compensation expense for the difference between the exercise price of the shares and the estimated fair value. The deferred compensation

                                                    [AFFINITY TECHNOLOGIES LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

expense is amortized ratably over the vesting period of the individual options. For performance based stock options, the Company records compensation expense related to these options over the performance period.

         Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), provides an alternative to APB 25 in accounting for stock based compensation issued to employees. SFAS 123 provides for a fair value based method of accounting for employee stock options and similar equity instruments. However, for companies that continue to account for stock based compensation arrangements under APB 25, SFAS 123 requires disclosure of the pro forma effect on net income and earnings per share as if the fair value based method prescribed by SFAS 123 had been applied. The pro forma effect on net income and earnings per share were not material for the years ended December 31, 1999, 1998 and 1997. The Company intends to continue to account for stock based compensation arrangements under APB No. 25 and has adopted the pro forma disclosure requirements of SFAS 123.

         ADVERTISING EXPENSE

         The cost of advertising is expensed as incurred. Advertising and marketing expense was approximately $77,000, $193,000 and $1,488,000 during 1999, 1998 and 1997, respectively.

         NET LOSS PER SHARE OF COMMON STOCK

         In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128") effective for fiscal years ending after December 15, 1997, which superseded Accounting Principles Board Opinion No. 15 "Earnings Per Share" ("APB 15"). SFAS 128 changed the method used to compute earnings per share and requires companies to restate all prior periods where applicable. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options and warrants are to be excluded. The Company adopted SFAS 128 in 1997 and all net loss per share of Common Stock amounts presented have been computed based on the weighted average number of shares of Common Stock outstanding in accordance with SFAS 128. Stock warrants and stock options are not included in the calculation of dilutive loss per common share because the Company has experienced operating losses in all periods presented and, therefore, the effect would be antidilutive.

         INCOME TAXES

         Deferred income taxes are calculated using the liability method prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109").

         CONCENTRATIONS OF CREDIT RISK

         The Company markets its products and services to financial institutions throughout the United States. The Company performs ongoing credit evaluations of customers and retains a security interest in leased equipment related to sales-type leases.

         SEGMENT INFORMATION

         The Company has adopted the reporting requirements of Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") in its financial statements for the year ended December 31, 1998. SFAS No. 131 establishes standards for the way that companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers as well as the reporting of selected information about operating segments in interim financial reports to stockholders. In accordance with management's oversight of the Company's operations, the Company conducts its business within one industry segment - financial services technology.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial

[AFFINITY TECHNOLOGIES LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

statements and accompanying notes. Actual results could differ from those estimates.

         RECLASSIFICATION

         Certain amounts in 1998 and 1997 have been reclassified to conform to 1999 presentations for comparability. These reclassifications have no effect on previously reported stockholders' equity or net loss.

4.       SALES-TYPE AND OPERATING LEASES

         The components of the net investment in sales-type leases are as follows:

                                           DECEMBER 31,
                                     1999              1998
                                  -----------       -----------
Total minimum lease
  payments receivable             $   628,081       $ 1,244,355
Less unearned
  interest income                     (53,766)         (135,616)
                                  -----------       -----------
Net investment in sales-type
  leases                          $   574,315       $ 1,108,739
                                  ===========       ===========
Net investment in sales-type
  leases is classified as:
    Current                       $   324,485       $   534,302
    Non-current                       249,830           574,437
                                  -----------       -----------
                                  $   574,315       $ 1,108,739
                                  ===========       ===========

         Future minimum lease payments to be received on sales-type leases at December 31, 1999 are as follows:

                            SALES-TYPE
                           -----------
2000                       $   364,441
2001                           257,676
                           -----------
                           $   628,081
                           ===========

5.       INVENTORIES

         Inventories consist of the following:

                                          DECEMBER 31,
                                     1999              1998
                                  -----------       -----------
Electronic parts and
  other components                $   976,345       $ 1,062,180
Work in process                     1,189,766         1,207,915
Finished goods                        772,407           880,145
                                  -----------       -----------
                                    2,938,518         3,150,240


                                           DECEMBER 31,
                                     1999               1998
                                  -----------       -----------
Reserve for obsolescence           (1,713,986)       (1,095,698)
                                  -----------       -----------
                                  $ 1,224,532       $ 2,054,542
                                  ===========       ===========

6.       PROPERTY AND EQUIPMENT

         Property and equipment consists of the following:

                                           DECEMBER 31,
                                     1999              1998
                                  -----------       -----------
ALM equipment leased to
  others under operating
  leases                          $   424,518       $   676,326
Data processing equipment           2,594,052         2,622,410
Demonstration equipment             1,080,259           687,632
Office furniture and fixtures       2,337,307         2,359,147
Automobiles                            72,003            72,003
Purchased software                  2,173,584         2,164,463
                                  -----------       -----------
                                    8,681,723         8,581,981
Less accumulated depreciation
  and amortization                 (5,759,953)       (4,070,057)
                                  -----------       -----------
                                  $ 2,921,770       $ 4,511,924
                                  ===========       ===========

         Accumulated depreciation of ALM equipment leased to others was approximately $394,000 and $455,000 at December 31, 1999 and 1998, respectively.

7.       NOTES PAYABLE

         During June 1998, Surety entered into an agreement with a lender to establish a credit facility with a maximum borrowing amount of $2,000,000. Pursuant to the terms of the agreement, Surety may obtain advances from the lender for funding of mortgage loans made by Surety during the interim period between the funding and sale of the loans to permanent investors. All advances made pursuant to the agreement are secured by a security interest in the rights and benefits due Surety in conjunction with the making of the underlying loan. The credit facility bears interest at the lender's prime rate plus 50 basis points and expires on June 1, 2000. There were no outstanding borrowings under the Loan Warehousing Agreement as of December 31, 1999 and outstanding borrowings at December 31, 1998 were $141,480 bearing an interest rate of 8.25%.

                                                    [AFFINITY TECHNOLOGIES LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8.       STOCKHOLDERS' EQUITY PREFERRED STOCK

         Pursuant to the Company's Certificate of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. At December 31, 1999 there are no shares of preferred stock issued or outstanding.

         STOCK OPTION PLANS

         During 1995, the Company adopted the 1995 Option Plan under which incentive stock options and nonqualified stock options may be granted to employees, directors, consultants or independent contractors. At December 31, 1999, approximately 200,000 options were exercisable. At December 31, 1999, the weighted average exercise price was $0.44 and the weighted average remaining contractual life was 6.8 years. This plan closed during April 1996.

         In April 1996, the Company adopted the 1996 Incentive Stock Option Plan. Under the terms of both plans, incentive options may be issued at an exercise price not less than the estimated fair market value on the date of grant. Generally, options granted vest ratably over a 60 month term.

         In addition, the 1996 Stock Option Plan was amended and restated effective May 28, 1999, to increase the number of shares of common stock available for issuance from 1,900,000 to 2,900,000 and to permit non-employee directors to participate in the 1996 Stock Option Plan. As a result of the amendment, non-employee directors will receive options to purchase 5,000 shares of Common Stock of the company on the 5th business day after each annual shareholder meeting.

         A summary of activity under the 1996 and 1995 Option Plans is as follows:


                                                       OPTIONS OUTSTANDING
                                                   ---------------------------
                                                                     WEIGHTED
                                   SHARES                            AVERAGE
                                  AVAILABLE          NUMBER           PRICE
                                  FOR GRANT         OF SHARES       PER SHARE
                                  ----------       ----------       ----------
1995 STOCK OPTION PLAN
Balance at December 31, 1996              --        1,633,142       $     0.44
Options canceled/forfeited                --         (426,544)      $     0.44
Options exercised                         --         (319,202)      $     0.44
                                  ----------       ----------       ----------
Balance at December 31, 1997              --          887,396       $     0.44
Options canceled/forfeited                --         (175,642)      $     0.44
Options exercised                         --           (9,540)      $     0.44
                                  ----------       ----------       ----------
Balance at December 31, 1998              --          702,214       $     0.44
Options canceled/forfeited                --          (69,324)      $     0.44
Options exercised                         --         (387,076)      $     0.44
                                  ----------       ----------       ----------
Balance at December 31, 1999              --          245,814       $     0.44
                                  ==========       ==========       ==========

1996 STOCK OPTION PLAN

Balance at December 31, 1996       1,802,500           97,500       $    11.88
Options granted                     (744,225)         744,225       $     6.07
Options canceled/forfeited           125,525         (125,525)      $     7.17
                                  ----------       ----------       ----------
Balance at December 31, 1997       1,183,800          716,200       $     6.66
Options granted                   (1,544,255)       1,544,255       $     1.03
Options canceled/forfeited           636,805         (636,805)      $     5.63
                                  ----------       ----------       ----------
Balance at December 31, 1998         276,350        1,623,650       $     1.55
Shares reserved                    1,000,000               --               --
Options granted                     (235,200)         235,200       $     1.52
Options canceled/forfeited           316,310         (316,310)      $     1.20
Options exercised                         --           (2,000)      $     0.91
                                  ----------       ----------       ----------
Balance at December 31, 1999       1,357,460        1,540,540       $     1.63
                                  ==========       ==========       ==========

         A summary of stock options exercisable and stock options outstanding under the 1996 Option Plan is as follows:

                     1996 STOCK OPTION PLAN
                      OPTIONS EXERCISABLE
                      AT DECEMBER 31, 1999
      ---------------------------------------------------
                                               WEIGHTED
            RANGE OF           NUMBER       AVERAGE PRICE
        EXERCISE PRICES      EXERCISABLE      PER SHARE
      -------------------    -----------    -------------
      $  0.50  -  $  0.94      220,585         $  0.90
      $  1.50  -  $  3.75       45,219         $  3.35
      $  6.75  -  $  7.38       42,690         $  7.34
                             ---------
      $  0.50  -  $  7.38      308,494         $  2.15
                             =========

[AFFINITY TECHNOLOGIES LOGO]


                   1996 STOCK OPTION PLAN OPTIONS OUTSTANDING
                              AT DECEMBER 31, 1999
    ---------------------------------------------------------------------------
                                                               WEIGHTED AVERAGE
                                                                   REMAINING
       RANGE OF            NUMBER        WEIGHTED AVERAGE         CONTRACTUAL
    EXERCISE PRICES     OUTSTANDING      PRICE PER SHARE          LIFE (YEARS)
    ---------------     -----------      ----------------      ----------------
     $0.50 - $0.94       1,097,865          $   0.90                  8.6
     $1.50 - $3.75         335,450          $   2.21                  8.8
     $6.75 - $7.38         107,205          $   7.34                  7.0
                         ---------
     $0.50 - $7.38       1,540,520          $   1.63                  8.5
                         =========

         The Company has recorded in 1996 and 1995 deferred compensation expense totaling approximately $5,492,000 for the difference between the grant price and the deemed fair value of certain of the Company's common stock options granted under the 1995 Plan. During 1997, the Company adjusted the deferred compensation expense to reflect actual compensation expense earned by terminated employees. The Company continues to amortize the deferred compensation of the remaining individuals still employed by the Company over the vesting period of the individual's options. The vesting period for other options is generally 60 months. Amortization of deferred compensation in 1999, 1998 and 1997 totaled approximately $156,000, $599,000 and $481,000, respectively.

         During July 1998, independent of the 1995 and 1996 Incentive Stock Option Plans and in connection with the employment of the President and Chief Executive Officer of the Company, the Company issued an option to purchase 250,000 shares of Common Stock of the Company at an exercise price of $0.94 per share. The exercise price equaled the estimated fair market value on the date of grant and the vesting of this option was ratable over a 60 month term. The President and Chief Executive Officer resigned on January 10, 2000 and the option was terminated. Also in conjunction with the President and Chief Executive Officer's resignation and the termination of his option to purchase 250,000 shares of Common Stock of the Company, the Company's Board of Directors voted to accelerate the vesting of options granted under the 1996 Stock Option Plan to purchase 50,000 shares of the Common Stock of the Company.

         During 1994 and 1995, in connection with the execution of employment agreements with two executive officers and a consulting agreement with one of the Company's directors, the Company sold 4,155,200 shares of restricted common stock to the officers and directors for nominal consideration. Under the terms of the agreements, up to 764,048 of the shares were subject to repurchase by the Company based on cost on a sliding scale over a 60 month term (resulting in a reduced number of shares subject to repurchase) if the related employment arrangements terminated. During 1997 the two officers terminated their employment and the Company repurchased 643,066 shares pursuant to the provisions of the employment agreements.

         During 1996, 40,000 performance based stock options were awarded in connection with an employment agreement of a key employee. Under the terms of this agreement, these options lapsed since the Company did not meet certain 1997 operating results. In addition, of the total options granted during 1997, 131,100 were performance based stock options awarded in connection with employment agreements with key employees. Under the terms of these agreements, 84,000 lapsed during 1997 and 47,100 lapsed during 1998 because the required performance measures were not met.

         STOCK WARRANTS

         In 1995, the Company formalized an agreement with a related party, resulting from certain financing arrangements preceding the Initial Public Offering, for the issuance of a stock warrant under which the party had the right to purchase up to an aggregate of 6,666,340 shares of common stock at a purchase price of approximately $0.0001 per share. The agreement also specified that the warrant could be exercised in whole or in part at any time prior to December 31, 2015 only if, absent prior written regulatory approval, after giving effect of such exercise, the party beneficially owns less than five percent of the outstanding shares of the Company's common stock. During 1997, the party obtained written regulatory approval to exercise the warrant in its entirety. The warrant is not transferable without regulatory approval. On December 31, 1997 and December 28, 1995, the party exercised portions of the warrant and acquired 2,400,000 and 795,000 shares of Common Stock, respectively.

                                                    [AFFINITY TECHNOLOGIES LOGO]


         In 1995, the Company issued warrants to purchase shares of Common Stock for an aggregate purchase price of $37,500. Pursuant to the terms of the agreements, and in conjunction with the Company's issuance of Series B Preferred Stock in October 1995, the per share exercise price was established at approximately $0.88, and accordingly, the warrants represented rights to purchase 42,571 shares of Common Stock. During 1997 all of these warrants were exercised pursuant to the terms of the agreements. The warrants had negligible value at the time of issuance.

9.       ACQUISITION

         On May 7, 1997, the Company acquired the assets of Buy American, Inc. and Project Freedom, Inc., two related companies, for aggregate consideration consisting of $300,000 in cash and issuance of 259,460 shares of restricted common stock. The acquisition was accounted for as a purchase. The results of operations of Buy American, Inc. and Project Freedom, Inc. are included in the consolidated financial statements from the date of acquisition. The consolidated results of operations for the period ended December 31, 1997 would not be materially different had the acquisition taken place at the beginning of the year.

         The restricted common stock issued in association with the acquisition was subject to a call option by the Company and put option by the sellers. The Company had a single option to repurchase any or all shares of restricted common stock at a price of $5.78 per share. The sellers of Buy American, Inc. and Project Freedom, Inc. had a single option to sell any or all the shares of restricted common stock to the Company at a price of $3.47 per share. In April 1999, the Company and sellers of Buy American, Inc. and Project Freedom, Inc. cancelled the call and put options.

         Additionally, performance consideration in the form of future issuances of common stock and cash payments are contingent upon specified performance objectives and continued employment of a principal officer of Buy American, Inc. and Project Freedom, Inc. by the Company. The contingent performance consideration encompasses the five year period following the date of acquisition of the assets of Buy American, Inc. and Project Freedom, Inc. Future issuance of common stock and disbursement of cash will result in an additional element of the purchase price.

10.      LEASES

         The Company has noncancelable operating leases for the rental of its offices and ALM assembly operations. Future minimum lease payments under these leases at December 31, 1999 are as follows:

         2000     $   728,858
         2001         428,387
                  -----------
         Total    $ 1,157,245
                  ===========

         In 1999, 1998 and 1997 the Company incurred rent expense, including rent associated with cancelable rental agreements, of approximately $903,000, $915,000 and $799,000, respectively. Additionally, in 1999 the Company recorded approximately $449,000 for excess rent capacity as other operating expense.

11.      INCOME TAXES

         As of December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $52,261,000. The net operating loss carryforwards will begin to expire in 2009, if not utilized.

         Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities consisted of the following:

                                               DECEMBER 31,
                                          1999             1998
                                       -----------      -----------
Deferred tax assets:
  Net operating loss carryforwards     $19,493,400      $15,860,400
  Inventory valuation reserve              639,300          415,900
  Capital leases                                --          343,800
  Other                                    374,100          156,600
                                       -----------      -----------
Total deferred tax assets               20,506,800       16,276,700
                                       ===========      ===========

                                                                              29

[AFFINITY TECHNOLOGIES LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                             DECEMBER 31,
                                        1999              1998
                                    ------------      ------------
Deferred tax liabilities:
  Capitalized software costs        $   (447,200)     $   (673,000)
  Depreciation                          (154,900)         (301,600)
  Other                                 (113,300)               --
                                    ------------      ------------
Total deferred tax liabilities          (715,400)         (974,600)
                                    ------------      ------------
Less:
  Valuation allowance                (19,791,400)      (15,302,100)
                                    ------------      ------------
Total net deferred taxes            $         --      $         --
                                    ============      ============

         The Company has recorded a valuation allowance for the full amount of its net deferred tax assets as of December 31, 1999 and 1998, based on management's evaluation of the evidential recognition requirements under the criteria of SFAS 109. The main component of the evidential recognition requirements was the Company's cumulative pretax losses since inception.

12.      SEGMENT INFORMATION

         The Company conducts its business within one industry segment - financial services technology. To date, all revenues generated have been from transactions with North American customers. One customer accounted for 35%, 49% and 48% of revenues in 1999, 1998 and 1997, respectively. Two other customers accounted for 20% of revenues in 1997. See Note 2 "Summary of Significant Accounting Policies - Deferred Revenue." All other segment disclosures required by SFAS 131 are included in the consolidated financial statements or in the notes to the consolidated financial statements.

13.      OTHER RELATED PARTY TRANSACTIONS

         The Company had leased ALMs to a bank which holds a warrant to acquire shares of common stock of the Company. See Note 7. The Company had installed and otherwise delivered a number of ALMs on behalf of the bank during 1996 and 1995. In 1998, pursuant to a termination agreement executed between the bank and the Company, amounts due the Company totaling approximately $505,000 were settled in consideration of a $50,000 payment and the return of the ALMs to the Company. The amount due the Company was charged to the allowance for doubtful accounts of as of December 31, 1998. The bank also provided financing for the Company in the form of an unsecured loan preceding the Initial Public Offering and provided lease financing for a small portion of ALM hardware.

         During February 1998, Surety entered into an agreement with Resource Bancshares Mortgage Group, Inc. ("RBMG"), pursuant to which the Company will underwrite and process mortgage loans in accordance with guidelines specified by RBMG. The Company receives a fee from RBMG for the underwriting and processing services performed. During 1999, the Company processed and sold to RBMG approximately $12,369,000 in mortgage loans resulting in approximately $286,000 in revenue for the Company. The Chairman of the Board and Chief Executive Officer of RBMG during 1999 is a member of the Company's Board of Directors.

14.      COMMITMENTS AND CONTINGENT LIABILITIES

         As of December 31, 1999 Surety had $1,062,600 in commitments outstanding to originate and sell mortgage loans. Commitments to originate mortgage loans represent mortgage loan applications where the borrower has locked in the interest rate. Commitments to sell mortgage loans to investors represent optional commitments to sell mortgage loans at a future date and at a specified price.

         The Company is subject to legal actions from time to time which have arisen in the ordinary course of business. A certain claim was filed by a plaintiff who claimed certain rights, damages or interests incidental to the Company's formation and development. In accordance with such claim, a jury returned a verdict against the Company. The plaintiff has been granted a new trial and the Company is appealing such grant. Additionally, a former employee has filed suit against the Company alleging breach of contract and non-payment of wages. The Company intends to vigorously contest all such actions and, in the opinion of management, the Company has meritorious defenses to such actions.

                                                    [AFFINITY TECHNOLOGIES LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


15.      QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)


                                            FISCAL YEAR ENDED DECEMBER 31, 1999
                          ----------------------------------------------------------------
                              FIRST            SECOND            THIRD           FOURTH
                             QUARTER           QUARTER          QUARTER          QUARTER
                          ----------------------------------------------------------------
Net sales                 $   325,959       $ 1,168,352       $   879,581       $   501,009
Gross Profit                  156,131           137,676            30,618           288,008
Net loss per share         (2,453,711)       (2,512,132)       (3,305,997)       (3,822,796)
-- basic and diluted            (0.08)            (0.08)            (0.11)            (0.13)

                                           FISCAL YEAR ENDED DECEMBER 31, 1998
                          -----------------------------------------------------------------
Net sales                 $ 1,099,979       $   639,244       $   442,337       $   474,699
Gross Profit                  664,205           423,527           215,044          (291,169)
Net loss                   (2,996,475)       (4,532,076)       (3,564,952)       (3,779,498)
Net loss per share
-- basic and diluted            (0.10)            (0.15)            (0.12)            (0.13)

Gross profit in the second quarter of 1999, the third quarter of 1999 and the fourth quarter of 1998 have been adjusted from amounts previously reported to reflect the reclassification of contract loss provisions as a component of cost of revenues. Previously reported amounts were $396,530, $547,110 and $188,190, respectively. The sum of net loss per share for the first through fourth quarters of 1999 differs from the annual results due to the effect of rounding quarterly results.

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Affinity Technology Group, Inc.

         We have audited the accompanying consolidated balance sheets of Affinity Technology Group, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Affinity Technology Group, Inc. and subsidiaries at December 31, 1999 and 1998 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


Greenville, South Carolina
March 29, 2000                                          /s/ ERNST & YOUNG LLP

AFFINITY TECHNOLOGIES


                     CORPORATE AND STOCKHOLDER INFORMATION

BOARD OF DIRECTORS

Alan H. Fishman, Chairman
President, Columbia Financial Partners,
and President and Chief Executive Officer,
Conti-Financial Corporation

Joseph A. Boyle
President and Chief Executive Officer,
Affinity Technology Group, Inc.

Robert M. Price, Jr.
President
PSV, Inc.

Edward J. Sebastian
Member

R. Murray Smith
Member

Peter M. Wilson, Ph.D.
Associate Professor
Fuqua School of Business
Duke University

EXECUTIVE OFFICERS

Joseph A. Boyle
Director, President and
Chief Executive Officer

John D. Rogers
Senior Vice President &
General Manager of
Affinity Processing Services

Terrence J. Sabol, Sr.
Senior Vice President of Technology & Internet
Product Manager

CORPORATE OFFICE

1201 Main Street
Suite 2080
Columbia, SC  29201
(803) 758-2511
http://www.affi.net

COMMON STOCK

The Common Stock of
Affinity Technology Group, Inc.
is traded on the Nasdaq SmallCap Market, under the symbol "AFFI".

REGISTRAR AND TRANSFER AGENT

ChaseMellon Shareholder Services, L.L.C.
Overpeck Centre
85 Challenger Road
Ridgefield Park, NJ  07660

STOCKHOLDER INQUIRIES

Affinity welcomes inquiries from stockholders and other interested investors. The Form 10-K will be provided without charge to any stockholder who writes to the address as set forth below. The Form 10-K and other financial materials are also available electronically via the World Wide Web at http://www.affi.net.

General stockholder and investor questions may be directed to:
Heidi Willis
Investor Relations
1201 Main Street, Suite 2080
Columbia, SC  29201
(803) 758-2555

ANNUAL MEETING

All stockholders and other interested parties are invited to attend the Company's annual stockholders' meeting scheduled for May 26, 2000, at 10:00 a.m. at the Columbia Museum of Art, Main and Hampton Streets, Columbia, South Carolina.

INDEPENDENT AUDITORS

Ernst & Young LLP
Two Insignia Financial Plaza
Suite 800
Greenville, SC  29603

LEGAL COUNSEL
Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street
Suite 1900
Charlotte, NC  28246

FORWARD LOOKING STATEMENTS

The forward looking statements contained in this document with respect to, among other things, products and applications in development, projected financial performance, market acceptance of the Company's products and services and market conditions in general, involve risks and uncertainties, and are subject to change based on various factors, including unforeseen design or engineering problems with the Company's products and applications in development; failure of either the providers of consumer financial services or the consumers of such services to quickly accept electronic commerce channels in general, and the Company's electronic commerce enabling technologies in particular, or the inability of the Company's products and services to satisfy its customers' or consumers' expectations; unforeseen legal or regulatory issues that impede or prevent use by financial institutions of the Company's products and services; and the failure by the Company to achieve broad distribution of its products and services through its relationships with strategic alliances and other third parties. Certain additional factors that may cause the Company's actual results to differ materially from expected or historical results have been identified in the Company's 1999 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2000.


32